Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Axcelis Technologies, Inc. 2000 Stock Plan of our report dated January 28, 2004, with respect to the consolidated financial statements and schedule of Axcelis Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Boston, Massachusetts

November 8, 2004